Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated and entered into as of the 12th day of September, 2017 (“Effective Date”), by and between Nightstar, Inc., a Delaware corporation and wholly owned subsidiary of Nightstar Therapeutics Limited, a company incorporated under the laws of England and Wales (hereinafter referred to together as the “Company”) and David Fellows (the “Employee”).

WHEREAS, the Company and the Employee entered into that certain Employment Agreement, dated as of February 1, 2017 (the “Prior Agreement”); and

WHEREAS, the Company and the Employee desire to amend and restate the Prior Agreement in its entirely on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. EMPLOYMENT. The Company hereby continues to employ the Employee as the Chief Executive Officer of the Company, and the Employee hereby accepts such continued employment subject to the terms and conditions hereinafter set forth. In addition, during the Term of employment, Employee agrees to serve as a member of the Board of Directors (the “Board”) of Nightstar Therapeutics Limited, which intends to convert from a private limited company by re-registering as a public limited company and changing its name from to Nightstar Therapeutics plc in the near future.

2. TERM. The Term of employment under this Agreement shall begin on the Effective Date, and shall terminate in accordance with Section 7. Employee shall devote his full business time, effort, and energy to the affairs of the Company and the discharge of Employee’s duties.

3. DUTIES. The Employee shall perform the duties of Chief Executive Officer as are generally associated with his office, including but not limited to the following:

(a) Develop and execute a strategic business plan to establish a profitable, sustainable global retinal gene therapy.

(b) Define the optimal operational strategy for the Company mindful of overall strategy.

(c) Drive the development of the Company’s lead program for choroideremia to achieve marketing authorization at the earliest possible opportunity in the EU and US.

(d) Provide clear vision and leadership to identify, prioritize, license and develop new retinal gene therapy programs.

(e) Recruit, manage and motivate an executive leadership team with deep gene therapy, ophthalmology drug development and commercialization experience.

(f) Build and maintain a close working relationship with the Board, major shareholders, executive employees, professional advisors, consultants, adopting an open communication style.

(g) Such other duties as the Board may from time to time direct.

4. COMPENSATION.

(a) Salary. In consideration of the services rendered by the Employee under this Agreement, the Company shall pay the Employee a base salary (the “Base Salary”) at the annualized rate of Three Hundred and Ten Thousand Dollars (US $310,000) per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its regular, salaried employees, and the Company may review and revise the Base Salary annually in a manner that is consistent with the Company’s policies.

(b) Equity. Subject to approval by the Board or the Compensation Committee thereof, the Employee may will be eligible to receive equity awards on terms to be determined by the Board or the Compensation Committee (as applicable) at the time of any such grant. The determination whether to grant any such equity award(s) to the Employee is in the sole discretion of the Board or the Compensation Committee (as applicable).

5. BONUS COMPENSATION. The Employee shall be eligible to earn an annual bonus of up to 40% of his Base Salary, to be determined at the sole discretion of the Company, and payable in accordance with the terms and conditions of the applicable bonus plan(s) of the Company. In order to receive an annual bonus, Employee must remain employed through the date such bonus is paid.

6. FRINGE BENEFITS. The Employee will be eligible to participate in the health insurance plans (including medical, dental, and vision coverage, for which the Company will pay 75% of the premium), that the Company provides to its employees from time to time in accordance with Company policies and subject to plan terms. The Employee will also be entitled to take up to twenty five paid vacation per year in accordance with the Company’s vacation policy, accrued at the rate of 2.08 days per month; such days must be taken in the year accrued except that five (5) days may be carried over to the following year. In addition, the Employee will also receive paid holidays subject to the Company’s holiday schedule. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

7. TERMINATION. The parties acknowledge that the Employee’s employment with the Company is at-will. The provisions of Sections 7 and 8 govern the amount of compensation and continued benefits, if any, to be provided to the Employee upon termination of employment and do not alter this at-will status. If requested by the Company, Employee agrees to resign from his position on the Board (as well as any other positions he holds with the Company or any of its subsidiaries or affiliates) effective as of the date of his termination for any reason. This Agreement and Employee’s employment hereunder shall be terminated as follows:

7.01 Death. This Agreement shall terminate immediately upon the death of the Employee, except that the compensation provided in Section 4(a) shall continue through the end of the month in which the Employee’s death occurs.

7.02 Permanent Disability. In the event of any physical or mental disability or incapacity of the Employee rendering the Employee unable to perform the essential functions of his position with or without reasonable accommodation for a period of at least ninety (90) consecutive days and the further determination that such disability is permanent, this Agreement shall terminate automatically. Any determination of disability shall be made by the Company in consultation with a qualified physician or physicians selected by the Company and reasonably acceptable to the Employee. The failure of the Employee to submit to a reasonable examination by such physician or physicians shall preclude any objection by the Employee to the determination of disability by the Company.

7.03 By The Company For Cause. The employment of the Employee may be terminated by the Company for Cause (as defined below) immediately at any time effective upon written notice to the Employee. For purposes hereof, the term “Cause” shall mean that the Company has determined that any one or more of the following has occurred: (i) Employee’s engagement in dishonesty, illegal conduct or gross misconduct with respect to the Company or any affiliate; (ii) Employee’s insubordination; (iii) Employee’s substantial malfeasance or nonfeasance of duty; (iv) Employee’s unauthorized disclosure of confidential information; (v) Employee’s embezzlement, misappropriation or fraud, whether or not related to Employee’s employment with the Company; (vi) Employee’s breach of a material provision of this Agreement or any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Employee and Company, or (vii) the Employee shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude. In all cases, the Company shall provide Employee with a description of the specific conduct or events that the Company believes constitutes Cause and, in case of (ii) and (iii) above, Employee shall have fifteen (15) days to effect a cure of the claimed conduct or events.

7.04 By The Company Without Cause. The Company may terminate the Employee’s employment at any time without Cause effective upon written notice to the Employee.

7.05 By the Employee Voluntarily. The Employee may terminate this Agreement at any time effective upon at least thirty (30) business days’ prior written notice to the Company. The Company may relieve Employee of his duties immediately upon receipt of Employee’s resignation, but shall pay Employee Base Salary due for the 30-day notice period.

7.06 By the Employee For Good Reason. The Employee may terminate this Agreement for Good Reason. As used herein, “Good Reason” shall mean: (i) relocation of Employee’s principal business location to a location more than fifty (50) miles from Employee’s then-current business location; (ii) a material diminution in Employee’s duties, authority or responsibilities; or (iii) a material reduction in the Employee’s Base Salary without the Employee’s consent (other than a reduction generally applicable to all executive employees of the Company); provided that (A) Employee provides Company with written notice that Employee intends to terminate Employee’s employment hereunder for one of the circumstances set forth in this Section 7.06 within ten (10) days of such circumstance occurring, (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Employee terminates Employee’s employment within forty-five days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause, to the extent possible, adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto.

8. TERMINATION PAYMENTS AND BENEFITS.

8.01 Voluntary Termination by Employee without Good Reason, Termination For Cause By Company, Death, Permanent Disability. Upon any termination of this Agreement and Employee’s employment hereunder: (1) voluntarily by the Employee without Good Reason, (2) upon the Employee’s Death or Permanent Disability, or (3) by the Company for Cause, all payments, salary and other benefits hereunder shall cease at the effective date of termination, except that in the case of the Employee’s Death, the compensation provided in Section 4(a) shall continue through the end of the month in which the Employee’s death occurs.

8.02 Termination By the Company Without Cause, Termination by Employee for Good Reason. In the event that this Agreement and Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, and the Employee executes a separation agreement and general release of legal claims in a form provided by the Company (the “Release”) and such release becomes effective within sixty (60) days following the Employee’s date of termination, then:

(a) the Company shall pay the Employee’s Base Salary as is in effect at the effective date of termination for twelve (12) months (the “Termination Payment”). The Termination Payment shall be paid according to the Company’s regular payroll schedule, provided that the

Termination Payment shall commence to be paid on the first regular payroll date of the Company that occurs sixty (60) days after the effective date of such termination, and the first payment thereof shall include a include a catch-up payment to cover amounts retroactive to the day immediately following the date of such termination. The Termination Payment shall be reduced by any statutorily-mandated severance, change-of-control, plant closing, or similar payment to the Employee by the Company or its stockholders; and

(b) for a period of up to twelve (12) months following Employee’s Termination Date, Employee and where applicable, Employee’s spouse and eligible dependents, will continue to be eligible to receive reimbursement for medical coverage premiums, on the same basis as when Employee was employed, under the Company’s medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Employee will be required to pay the applicable premiums to the plan provider. Notwithstanding the foregoing, if Employee obtains full-time employment during this twelve (12) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Employee must notify the Company and no further reimbursements will be paid by the Company to the Employee pursuant to this subsection. In addition, if Employee does not pay the applicable monthly premium for a particular month at any time during the twelve (12) month period and coverage is lost as a result, no further reimbursements will be paid by the Company to the Employee pursuant to this subsection. Further, notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the such premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the U.S. Public Health Service Act), regardless of whether Employee or Employee’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Employee, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable premium amount for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the applicable period specified above.

8.03 Termination By the Company Without Cause or Termination by Employee for Good Reason following a Change in Control. In the event that this Agreement and Employee’s employment is terminated by the Company (or its successor) without Cause or by the Employee for Good Reason, in each case, upon or within twelve (12) months following a Change in Control (as such term is defined in the Nightstar Therapeutics plc 2017 Equity Incentive Plan), then, in addition to the payments and benefits described in Section 8.02, above, subject to the Employees execution of the Release and the Release becoming effective within sixty (60) days following the Employee’s date of termination:

(a) the Company shall pay the Employee a lump-sum amount equal to the Employee’s target annual cash bonus for the year of termination, pro-rated based on the number of days from the beginning of the calendar year through the date of such termination, payable on the first regular payroll date of the Company that is sixty (60) days following the date of such termination; and

(b) the vesting and exercisability of all then unvested time-based vesting equity awards then held by the Employee shall accelerate such that all shares become immediately vested and exercisable, if applicable, by Employee upon such termination and shall remain exercisable, if applicable, following the Employee’s termination as set forth in the applicable equity award documents. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents.

8.04 Other Benefits. Except as specifically provided in this Section, the Employee shall not be entitled to any compensation, severance or other benefits from the company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever.

9. MERGER CLAUSE. The Company shall not consolidate, merge or transfer all or a substantial portion of its assets without requiring the transferee to assume this Agreement and the obligations hereunder.

10. CONFIDENTIALITY, OWNERSHIP AND ASSIGNMENT

10.01 Licensed Property; Reservation of Rights. The Company and its respective licensors hereby reserve all rights not specifically and expressly granted hereunder.

10.02 Intellectual Property Rights. “Intellectual Property Rights” shall mean, collectively, worldwide Patents, Trade Secrets, Copyrights, Moral Rights, trade names, Trademarks, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing. “Patents” shall mean all patent rights and all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights and any reissuing division, continuation or continuation in part application throughout the world. “Trade Secrets” shall mean all right, title and interest in all trade secrets and trade secret rights arising under the common law, state law, U.S. federal law or laws of foreign countries. “Copyrights” shall mean all copyright rights, neighboring and derivative rights, and all other literary property and author rights and all right, title and interest in all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world. “Trademarks” shall mean all trademark and service mark rights arising under the common law, state law, U.S. federal law and laws of foreign countries and all right, title and interest in all trademarks, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world. “Moral Rights” shall mean any rights of paternity or integrity, any right to claim authorship of a work or to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any work, whether or not such would be prejudicial to the Employee’s honor or reputation, and any similar rights existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral” right, and shall include the right of an author to be known as the author of a work; to prevent others from being named as the author of a work; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing,

10.03 Ownership. Ownership of the Intellectual Property Rights in and to the services, Deliverable Items, Milestones, and all derivatives thereof and improvements thereto, including, without limitation, any objects, scenes, artwork, models, textures, names, rules, products, materials, files, effects, reports, data, and any other audio or visual elements associated with each of the foregoing, and compilations or contributions to a collective work (collectively referred to as the “Work”) hereby automatically vests in and is transferred and assigned to the Company in perpetuity as its sole and exclusive property upon and as of the creation, conception, reduction to practice thereof (i.e., from the moment that the applicable Intellectual Property Right first comes into being), or if such events took place prior to the Effective Date, as of the Effective Date. The Employee hereby appoints the Company (or its designee) as its attorney-in- fact to execute any and all documents to effectuate such assignment. Through the Company’s ownership of such Intellectual Property Rights under this Agreement, the Company may make or have made, and accordingly will own all right, title and interest in any other work product and any other derivative works or improvements of any Deliverable Items. The Employee agrees and acknowledges that the Company may utilize the Work in any other software program or printed material or visual representation or license or sell the Work for incorporation into or as a basis for producing other products or otherwise exploiting the Work at the sole discretion of the Company without the payment of any royalty or other fee to the Employee, except for the compensation specifically set forth in this Agreement. Furthermore, the Company may, in its sole discretion, adapt, reproduce, add to, delete from, edit, modify, duplicate, license, display, provide to third parties and otherwise use and exploit the Deliverable Items for any purpose.

10.04 Work Made For Hire. The Employee agrees and acknowledges that the Work completed hereunder shall be considered “works made for hire,” that the Employee has no claim to any right, title or interest in the Work supplied to the Company pursuant to the terms of this Agreement or otherwise, and that the Employee will make no claims that the Work infringes upon the copyright or other right, title or interest of the Employee and that the Work shall, upon creation, be owned exclusively by the Company and be and hereby is assigned to the Company.

10.05 Retained Rights. If and to the extent the Employee may, under applicable law, the Employee is deemed to have retained any right, title or interest in or to any portion of the Work notwithstanding the other provisions of this Section 10, the Employee hereby transfers, grants, conveys, assigns and relinquishes solely and exclusively to the Company all of the Employee’s right, title and interest in and to the Work, without reservation and without additional consideration, under applicable Patent, Copyright, Trade Secret, Trademark and other similar laws or rights, in perpetuity, and in the alternative to the extent such assignment is ineffective under applicable law, the Employee hereby grants to the Company, its successors and assigns, a sole and exclusive, irrevocable, worldwide, paid-up license to reproduce, fix, adapt, modify, translate, create derivative works from, manufacture, introduce into circulation, publish, distribute, sell, license, sublicense, transfer, rent, lease, transmit or provide access electronically, broadcast, display, perform, enter into computer memory, and use and practice the Work, all modified and derivative works thereof, all portions and copies thereof in any form, all inventions, designs, and marks embodied therein, and all Intellectual Property Rights in and to the Work.

10.06 Moral Rights. The Employee hereby irrevocably transfers and assigns to the Company any and all Moral Rights that the Employee may have in the Work. To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Employee also hereby forever waives and agrees never to assert any and all Moral Rights it may have in the Work, even after termination of the Employee’s work on behalf of the Company or this Agreement.

10.07 Execution of Documents. The Employee will cooperate with the Company, at the Company’s expense, in obtaining Patent, Copyright, Trademark or other statutory protections for the Work, in each country in which it, or derivatives thereof or improvements thereto, is sold, distributed or licensed and in taking any enforcement action, including any public or private prosecution, to protect the Company’s Intellectual Property Rights in and to the Work. the Employee hereby grants the Company the exclusive right, and appoints the Company (or its designee) as attorney-in-fact, to execute and prosecute in the Employee’s name as author or inventor or in the Company’s (or its designee’s) name as assignee any application for registration or recordation of any Copyright, Trademark, Patent or other right in or to the Work, and to undertake any enforcement action with respect to the Work. The Employee will execute such other documents of registration and recordation as may be necessary to perfect in the Company, or protect, the rights assigned to the Company hereunder in each country in which the Company reasonably determines to be prudent.

10.08 Survival. The provisions of this Section 10 shall survive any expiration or termination of this Agreement.

10.09 Nondisclosure. Except as may be required by law, and notwithstanding anything contained herein to the contrary, the Employee shall not be permitted to disclose the existence of or deal terms applicable to this Agreement or the subject matter of this Agreement. All work related to the Work is deemed confidential proprietary information belonging exclusively to the Company.

10.10 Confidentiality. In the course of performing this Agreement, the Employee may learn (or may have previously learned of) non-public, confidential or proprietary information of the Company (including their respective licensors or business partners), and their respective businesses, including, but not limited to, information developed and relating to products and services of the Company, customers, pricing, know-how, processes, and practices (collectively “Confidential Information”). The Employee will keep confidential and not disclose to third parties the Confidential Information, and shall not use any such Confidential Information for its own benefit or for the benefit of any third party, and shall use such Confidential Information solely for purposes of performing its obligations under this Agreement. It is understood, however, that the restrictions listed above shall not apply to any portion of the Confidential Information which: (a) was previously known to the Employee without obligations of confidentiality; (b) is obtained by the Employee after the effective date of this Agreement from a third party which is lawfully in possession of such information and not in violation of any contractual or legal obligation to the Company with respect to such information; or (c) is or becomes part of the public domain through no fault of the Employee. The Employee may disclose Confidential Information if and to the extent it is approved for release by written authorization of the Company or it is required to do so by administrative or judicial action (provided that the Employee immediately after receiving notice of such action notifies the Company of such action to give it the opportunity to seek any other legal remedies to maintain such Confidential Information in confidence). Should the Company need to enforce this provision, it shall not be required to post a bond before obtaining an injunction. At the termination of this Agreement, or earlier upon the completion of the services hereunder or the written request of the Company, and subject to the other provisions of this Agreement, the Employee shall return or destroy all drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media) related to any Work created hereunder as well as all other materials embodying any Confidential Information in its possession. Any and all Work produced under this Agreement by the Employee shall be deemed to be Confidential Information of the Company.

10.11 Publicity. No publicity or public announcements by the Employee regarding this Agreement, the Work or the business relationship set forth herein shall be made without the prior written consent of the Company.

11. RESTRICTIONS ON ACTIVITIES OF THE EMPLOYEE.

11.01 Acknowledgements. The Employee agrees that he is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Employee agrees that reasonable limits may be placed on his ability to compete against the Company as provided herein so as to protect and preserve the legitimate business interests and good will of the Company. The Employee further agrees that the Employee’s responsibilities, duties, position, compensation, title and/or other terms and conditions of employment may change from time to time and, notwithstanding any change in any terms and conditions of employment, this Agreement, including but not limited to this Section 11, shall remain in full force and effect;

11.02 GENERAL RESTRICTIONS.

(a) During the Term and the Non-Competition Period (as defined below), the Employee will not (anywhere in the world where the Company or any of its subsidiaries or affiliates then conducts business) engage or participate in or prepare to engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which is Competitive with the Company (as defined below). For purposes of this Agreement, a business shall be considered “Competitive with the Company” if it is engaged in the business of developing ophthalmic gene therapies for inherited retinal diseases and the manufacture of adeno-associated virus products. Notwithstanding the foregoing, the Employee may own, directly or indirectly, less than 1% of the capital stock of any public corporation.

(b) For purposes of this Agreement the “Non-Competition Period” shall mean the period of six (6) consecutive months after the Employee’s employment terminates for any reason.

11.03 Employees, Customers and Suppliers. (a) During the Term and the Non-Solicitation Period, the Employee will not solicit, or attempt to solicit, any officer, director, consultant, executive or employee of the Company or any of its subsidiaries or affiliates to leave his or her engagement with the Company or such subsidiary or affiliate, or hire or engage any officer, director, consultant, executive or employee of the Company or any of its subsidiaries or affiliates in any capacity, nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, or of whose names he was aware during his employment with the Company; provided, however, that nothing in this Section shall be deemed to prohibit the Employee from calling upon or soliciting a customer or supplier during the Non- Solicitation Period if such action relates solely to a business which is not competitive with the Company.

(b) For purposes of this Agreement the “Non-Solicitation Period” shall mean the period of twelve (12) consecutive months after the Employee’s employment terminates for any reason.

11.04 THE EMPLOYEE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 10 OR II HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR. THE EMPLOYEE FURTHER REPRESENTS AND WARRANTS THAT HIS ABILITY SO TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF DOES NOT DEPEND UPON HIS SERVICES AT,OR IN EXCESS OF, THE LEVEL AT WHICH HE IS COMPENSATED BY THE COMPANY.

12. REMEDIES. It is specifically understood and agreed that any breach of the provisions of Section 10 or 11 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

13. SEVERABLE PROVISIONS. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

14. NOTICES. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	Nightstar Therapeutics Limited 215 Euston Road London, UK NW I 2BE Attn: Chief Financial Officer

Copy to:	Marc Recht, Esq. Cooley LLP 500 Boylston Street Boston, MA 02116-3736

If to the Employee:	David Fellows [Address]

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 14.

15. MEDIATION AND ARBITRATION.

15.01 Mediation. In the event of a dispute regarding any of the terms and conditions of this Agreement, or otherwise relating to the Employee’s employment with the Company, either party may request that the other party engage in a mediation to resolve such dispute. If such request is made, the other party shall respond in writing by no later than seven (7) business days thereafter, stating whether such other party is willing to participate in such mediation, and such mediation shall occur within thirty (30) days following such notification. If the parties are unable to agree to a mediator, then the matter shall be submitted to the mediation program conducted by the American Arbitration Association in Boston, Massachusetts, and a mediator shall be selected pursuant to the rules applicable to such program.

15.02 ARBITRATION.

(a) In the event that the other party declines to participate in a mediation, if no mediation has been requested, or if mediation has not resulted in resolution of the dispute, either party may require that the dispute be submitted to binding arbitration, and in such event the dispute shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, except that both parties agree that the matter shall be submitted to and resolved by a single arbitrator. Such arbitration shall occur in Boston, Massachusetts. Each party hereby agrees to a speedy hearing upon the matter in dispute and the judgment upon the award rendered by the arbitrator may be entered in a court as set forth in this Section. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate judicial relief in the event of a claimed breach by the Employee of his obligations in Sections 10 and/or 1 I of this Agreement.

(b) Each party shall pay its own costs for the arbitration including, but not limited to, arbitrator or adjudication fees (arbitrator fees to be split equally between the parties), attorneys’ fees, witnesses’ fees, transcripts, and other expenses. The prevailing party in any arbitration shall be entitled to recover its reasonable attorneys’ fees and costs where authorized by contract or statute.

(c) The Employee understands that by signing this Agreement, the Employee agrees to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, or his employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of the Employee’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship, including but not limited to the following:

(i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and the Massachusetts Fair Employment Practices Act; and

(iii) Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination.

(d) This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule, and any legal action permitted by this Agreement to enforce an award under this Section or for a claimed breach by the Employee of his obligations in Sections 10 and/or 11 of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained solely in any state or federal court located in the Commonwealth of Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court.

16. SECTION 409A OF THE CODE.

16.01 The payments and benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Code or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulations Section 1.409A 2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

16.02 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the termination of the Employee’s employment, then such payments or benefits will be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

16.03 Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee become entitled to under this Agreement on account of the Employee’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, (B) the Employee’s death, or (C) such earlier date as permitted under Section 409A without imposition of adverse taxation. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. No interest shall be due on any amounts so deferred.

16.04 All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

17. PARACHUTE PAYMENTS.

17.01 If any payment or benefit the Employee would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

17.02 Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

17.03 Unless the Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Employee and the Company within fifteen (15) calendar days after the date on which the Employee’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Employee or the Company) or such other time as requested by the Employee or the Company.

17.04 If the Employee receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Employee shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Employee shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

18. MISCELLANEOUS.

18.01 Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

18.02 Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Employee shall be assignable by the Employee, nor shall any of the payments required or permitted to be made to the Employee by this Agreement be encumbered, transferred or in any way anticipated.

18.03 Captions. Captions herein have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

18.04 Tax Treatment. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Employee under Section 409A (or otherwise) and the Company shall have no obligation to amend this Agreement or to indemnify or otherwise hold the Employee harmless from any such taxes, interest or penalties, or from liability for any damages related thereto. The Employee is urged to consult his own tax adviser regarding the tax treatment of this Agreement.

18.05 Defend Trade Secrets Act of 2016 Notice. Notwithstanding any provision in this Agreement, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, provided that the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

18.06 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the Commonwealth of Massachusetts.

18.07 Conditions. Employment is contingent upon the Employee providing satisfactory documentation to the Company concerning his employment eligibility as required by Congress under applicable immigration laws. This documentation must be received by the Company within three (3) business days of the Effective Date. Employment is also contingent upon the Company’s completion of a satisfactory investigation of the Employee’s background.

The Employee agrees to release the Company, its employees and agents and any individuals who may provide the Company with information regarding the Employee’s background and references from any liability in connection with this investigation.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

NIGHTSTAR THERAPEUTICS LIMITED NIGHTSTAR, INC.

By:	/s/ Chris Hollowood
Chris Hollowood

Chairman
Title

EMPLOYEE:

/s/ David Fellows
David Fellows